Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
(as updated, March 29, 2021)

Communications Systems, Inc. (“CSI,” “we,” “our,” or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

DESCRIPTION OF CAPITAL STOCK

The following summary of the general terms and provisions of our capital stock does not purport to be complete and is based upon and qualified by reference to our articles of incorporation and bylaws, which are either filed as exhibits to our Annual Report on Form 10-K or are incorporated by reference to our Annual Report on Form 10-K. We encourage you to read our articles of incorporation, our bylaws and the applicable provisions of the Minnesota Business Corporation Act, or MBCA, for additional information.

Authorized Shares of Capital Stock

The aggregate number of shares of capital stock that the Company has authority to issue is as follows

3,000,000 shares of preferred stock, $1.00 par value

30,000,000 shares of common stock, par value $.05

Preferred Stock

We have no preferred stock outstanding.

Common Stock

Holders of the Company’s common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders and do not have cumulative voting rights. Except as otherwise provided by law, our articles of incorporation or our bylaws, matters will generally be decided by the vote of the holders of a majority of the voting power present in person or represented by proxy. Our bylaws provide that the authorized number of directors will be fixed by the shareholders at each annual meeting and that either the shareholders or the board of directors may increase or decreases the number of directors. Our board of directors is not classified.

Holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations.

Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption provisions applicable to the common stock.

All outstanding shares of our common stock are fully paid and nonassessable.

The transfer agent and registrar for our common stock is Equiniti Trust Company, 1110 Centre Pointe Curve, Suite 101, South St. Paul, Minnesota 55120-4100

Our common stock is currently listed on The NASDAQ Stock Market LLC under the trading symbol “JCS.”

Anti-Takeover Effects of Provisions of our Articles of Incorporation, our Bylaws and Minnesota Law

Specific provisions of Minnesota law, our articles of incorporation and our bylaws may be deemed to have an anti-takeover effect.

The Company’s Bylaws of the Company establish an advance notice procedure with regard to (i) certain business to be brought before an annual meeting of shareholders of the Company and (ii) the nomination by shareholders of candidates for election as directors.

Properly Brought Business

The Bylaws provide that at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of the Company of the shareholder’s intention to bring the business before the meeting. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days or more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. Notice relating to the conduct of such business at an annual meeting must contain certain information as described in Section 2.9 of the Company’s Bylaws, which are available for inspection by shareholders at the Company’s principal executive offices pursuant to Section 302A.441, subd. 4 of the Minnesota Statutes. Nothing in the Bylaws precludes discussion by any shareholder of any business properly brought before the annual meeting in accordance with the Company’s Bylaws.

Shareholder Nominations

The Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by the shareholder to the Secretary of the Company not less than 45 days or more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information as described in Section 3.7 of the Company’s Bylaws, which are available for inspection by shareholders as described above. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, that person will not be eligible for election as a director.

Shareholder Meetings

Under our bylaws, regular meetings of our shareholders may be called only by our board of directors, or by written consent of all the shareholders entitled to vote at the annual meeting. If the Board fails to designate a time for a regular meeting for any consecutive period of 15 months, the board must cause such regular meeting to be called within 90 days of receipt of the written demand of any shareholder owning one percent or more of all voting shares of the corporation

Under our bylaws, special meetings of our shareholders may be called by the Chief Executive Officer, the Chief Financial Officer, any two or more directors, or upon request by shareholders holding ten percent or more of the voting power of the shareholders.

Voting Percentage Approval Required for Designated Action

In addition to any affirmative vote required by law or the Company’s Articles of Incorporation, the following actions require the affirmative vote of not less than two thirds of the votes entitled to be cast by the holders of all then outstanding shares of voting stock, voting together as a single class:

(a) any sale, lease, mortgage, pledge, transfer, exchange or other disposition of all or substantially all of the property and assets of the corporation to any person;

(b) any reclassification of securities (including any combination of shares or reverse stock split), or recapitalization or reorganization of the corporation, or any merger, consolidation or statutory exchange of shares of the corporation or any subsidiary with any other corporation (other than a merger of a wholly owned subsidiary of the corporation into the corporation or the merger of two or more wholly owned subsidiaries of the corporation;

(c) the adoption of plan or proposal for the liquidation or dissolution of the corporation; and

(d) any agreement, contract or other arrangement or understanding providing for one or more of the foregoing.

In addition to any affirmative vote required by law or the Company’s Articles of Incorporation, a Business Combination (as defined in the Articles of Incorporation) requires the affirmative vote of not less than 80% of the votes entitled to be cast by the holders of all then outstanding shares of voting stock, voting together as a single class. This requirement is not applicable, however, if the particular Business Combination is either (a) approved a majority of the Company’s Continuing Directors (as defined in the Articles of Incorporation), or (b) meets specific requirements with respect to price and approval process. Repeal or amendment of this requirement in the Articles of incorporation requires affirmative vote of not less than 80% of the votes entitled to be cast by the holders of all then outstanding shares of voting stock, voting together as a single class.

Provisions of Minnesota Law

The following provisions of the MBCA may have an effect of delaying, deterring or preventing an unsolicited takeover of the Company or make an unsolicited takeover of the Company more difficult.

MBCA Section 302A.553 [Power to acquire shares] subd 3, [limitation on share purchases] prohibits a publicly held corporation such as CSI from purchasing shares entitled to vote for more than market value from a person that beneficially owns more than 5% of the voting power of the corporation if the shares have been beneficially owned for less than two years unless the purchase or agreement to purchase is approved at a meeting of shareholders by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote or the corporation makes an offer, of at least equal value per share, to all shareholders for all other shares of that class or series and any other class or series into which they may be converted.

MBCA Section 302A.671 [Control share acquisitions] provides that shares of an “issuing public corporation,” such as CSI acquired by an “acquiring person” in a “control share acquisition” that exceed the threshold of voting power of any of the three ranges identified below will not have voting rights, unless the issuing public company’s shareholders vote to accord these shares the voting rights normally associated with these shares. A “control share acquisition” is an acquisition, directly or indirectly, by an “acquiring person” (as defined in the MBCA) of beneficial ownership of shares of an issuing public corporation that, but for Section 302A.671, would, when added to all other shares of the issuing public corporation beneficially owned by the acquiring person, entitle the acquiring person, immediately after the acquisition, to exercise or direct the exercise of a new range of voting power of the issuing public corporation with any of the following three ranges: (i) at least 20 percent but less than 33-1/3 percent; (ii) at least 33-1/3 percent but less than or equal to 50 percent; and (iii) over 50 percent. The issuing public company also has an option to call for redemption all, but not less than all, shares acquired in the control share acquisition that exceed the threshold of voting power of any of the specified ranges at a price equal to the fair market value of the shares at the time the call is given if (i) the acquiring person fails to deliver the information statement to the issuing public company by the tenth day after the control share acquisition; or (ii) shareholders have voted not to accord voting rights to the shares acquired in the control share acquisition.

MBCA Section 302A.673 [Business combinations] prohibits a public Minnesota corporation, such as Electro-Sensors, Inc. from engaging in a business combination with an interested shareholder for a period of four years after the date of the transaction in which the person became an interested shareholder, unless either (i) the business combination or(ii) the acquisition by which the person becomes an interested shareholder is approved in a prescribed manner before the person became an interested shareholder. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who is the beneficial owner, directly or indirectly, of 10% or more of a corporation’s voting stock, or who is an affiliate or associate of the corporation, and who, at any time within four years before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the corporation’s outstanding voting stock.1

If a takeover offer is made for our stock, MBCA Section 302A.675 [Takeover offer; fair price] precludes the offeror from acquiring additional shares of stock (including in acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of the takeover offer, unless shareholders selling their shares in the later acquisition are given the opportunity to sell their shares on terms that are substantially the same as those contained in the earlier takeover offer. A “takeover offer” is a tender offer that results in an offeror who owned ten percent or less of a class of our shares acquiring more than ten percent of that class, or that results in the offeror increasing its beneficial ownership of a class of our shares by more than ten percent of the class, if the offeror owned ten percent or more of the class before the takeover offer. Section 302A.675 does not apply if a committee of our board of directors formed in accordance with Section 302A.675 approves the proposed acquisition before any shares are acquired pursuant to the earlier tender offer.

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